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EXHIBIT 21.0


                         Subsidiaries of the Registrant

Name                                % Ownership                 Incorporated
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Red Oak Farms, Inc.                     100%                       Iowa

Midland Cattle Company                  100%                       Iowa

Red Oak Feeders, LLC                    100%                       Iowa

My Favorite Jerky                        80%                       Iowa

Here's the Beef, LLC                     80%                       Iowa

Red Oak Farms' Europe BV                100%                       Netherlands